Exhibit 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT (the “Loan Agreement”) is entered into effective the 4th day of March 2011, by and between CAMPUS CREST AT COLUMBIA, LLC, a Delaware limited liability company (the “Borrower”), CAMPUS CREST COMMUNITIES, INC., a Maryland corporation (the “Guarantor”), and BOKF, NA dba BANK OF OKLAHOMA (the “Lender”).
W I T N E S S E T H:
     IN CONSIDERATION of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency all of which are hereby acknowledged, it is agreed as follows:
1.	LENDING AGREEMENT. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrower and the Borrower agrees to borrow from the Lender from time to time on the Borrower’s request, up to the lesser of (i) seventy percent (70%) of the total cost of the Improvements (as hereafter defined); or (ii) SEVENTEEN MILLION FORTY-SIX THOUSAND SIX HUNDRED EIGHTY-TWO AND 00/100 DOLLARS ($17,046,682.00) (the “Loan Commitment”), as evidenced by the Note (as defined below), and the Letters of Credit (as defined below), which funds advanced under such Note will be used by the Borrower solely for providing a portion of the costs of constructing and furnishing a 216-unit apartment complex consisting of eleven (11) separate buildings (the “Improvements”) to be located on the real property described at Exhibit “A” hereto, to be known as “The Grove at Columbia” (the “Building Site”), all in accordance with the Construction Budget, as defined below (the Improvements and the Building Site are collectively referred to herein as the “Project”), together with all fees and expenses required to be paid to the Lender hereunder, and which Letters of Credit will be issued solely for the benefit of vendors of furniture, fixtures and equipment to be installed in the Improvements or for the benefit of governmental entities in connection with the development of the Improvements. The unpaid principal balance of funds advanced under the Loan Commitment, as evidenced by the Note, and all accrued interest thereon will be due and payable thirty-six (36) months after the date hereof on March 4, 2014 (the “Maturity Date”), unless the Maturity Date is extended pursuant to Section 2 hereof.

2.	BORROWER’S NOTE. The Loan Commitment will be evidenced by (a) a Promissory Note of even date herewith in the principal face amount of SEVENTEEN MILLION FORTY-SIX THOUSAND SIX HUNDRED EIGHTY-TWO AND 00/100 DOLLARS ($17,046,682.00), which Note shall be in form and substance and payable on terms approved by the Lender (the “Note”); and (b) letters of credit issued by the Lender from time to time for the account of the Borrower up to an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) for the benefit of vendors selling furniture, fixtures and equipment to be installed in the Improvements or for the benefit of governmental entities in connection with the development of the Improvements, which letters of credit will be on terms satisfactory to the Lender, including but not limited to the payment of a fee in the amount of one percent (1%) of the face amount of each such letter of credit (the “Letters of Credit”). The entire unpaid principal balance of the Note and the total face amount of all outstanding Letters of Credit that have been issued by the Lender will not at any time exceed $17,046,682.00. If any drafts are drawn on any Letters of Credit, the Lender is authorized to promptly thereafter advance on the Note to reimburse the Lender for the amount of any such drafts that have been paid by the Lender. Interest on the Note will be paid at the interest rate equal to the greater of (a) the Libor Rate plus three percent (3.00%) per annum, which interest rate will be adjusted on the first day of each month; or (b) four and fifty hundredths percent (4.50%) per annum (the “Interest Rate”). “Libor Rate” means the one month London Interbank Offered rate as published in the Wall Street Journal. Monthly installments of interest only will be paid on the Note for twenty-four (24) months after the date hereof commencing on April 4, 2011 and on the 4th day of each month thereafter. Commencing on April 4, 2013 and on the 4th day of each month thereafter, monthly installments of principal and interest will be paid on the Note based on a thirty (30) year amortization at the Interest Rate in accordance with the terms of the Note. The entire unpaid principal balance of the Note plus all accrued interest owing on the Note shall be due and payable on the Maturity Date. Borrower will have the option to extend the Maturity Date an additional twelve (12) months having the same payment terms resulting in the date of maturity of March 4, 2015 (the “First Extended Maturity Date”) as long as all of the following conditions are satisfied: (i) Borrower shall have paid to the Lender an extension fee equal to $25,000.00; (ii) there shall be no uncured continuance of a Default (as hereinafter defined); (iii) Borrower gives Lender written notice of Borrower’s election to extend the maturity date at least fifteen (15) days prior to the Maturity Date; and (iv) Borrower executes such additional documents and provides such additional assurances as may be reasonably required by the Lender to evidence such extension (the “First Extension Conditions”). All interest hereon shall be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

3.	RECOURSE. The Note will be full recourse to the Borrower and recourse to the Guarantor (as defined below) to the extent as set forth in the Guaranty Agreement (as defined below).

4.	COLLATERAL SECURITY. The performance of all covenants and agreements contained in this Loan Agreement and in the other documents executed or delivered as a part of this transaction and the payment of the Note and all renewals, amendments and modifications thereof, all interest thereon and expenses of collection thereof shall be secured by the following:
4.1	Deed of Trust. The Borrower shall grant Lender a first priority deed of trust and security interest covering the Project, which will be evidenced by a Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents on the Project in form and substance approved by and satisfactory to the Lender (the “Deed of Trust”) and by a UCC Financing Statement and a Fixture Filing Financing Statement (the “Financing Statements”).

4.2	Assignment of Rents. The Borrower will assign all leases and rents related to the Project to the Lender as evidenced by a certain Assignment of Lessor’s Interest in

Rents and Leases in form and substance satisfactory to the Lender (the “Assignment of Rents”).

4.3	Guaranty Agreement. The Guarantor shall execute and deliver a certain Guaranty Agreement to the Lender in form and substance satisfactory to the Lender (the “Guaranty Agreement”).

4.4	Environmental Indemnification. The Borrower and the Guarantor shall execute and deliver to Lender an Environmental Indemnification Agreement in form and substance satisfactory to Lender (the “Environmental Indemnity”).

4.5	Building Laws Indemnification. The Borrower and the Guarantor shall execute and deliver to Lender a Building Laws Indemnification Agreement in form and substance satisfactory to Lender (the “Building Laws Indemnity”).

4.6	Assignment of Architectural Agreement. The Borrower shall execute and deliver an assignment of its interest under the Architectural Agreement between the Borrower and James L. Browning, Architect (the “Architect”) for the design of the Project, which assignment will be in form and substance satisfactory to the Lender and which assignment shall also be signed by the Architect (the “Architectural Agreement Assignment”).

4.7	Assignment of Construction Contract. The Borrower shall execute and deliver an assignment of its interest under the contract between Borrower and Campus Crest Construction, LLC (the “General Contractor”) for the construction of the Project, which assignment shall be in form and substance satisfactory to the Lender and which assignment shall also be signed by the General Contractor (the “Construction Contract Assignment”).

4.8	Assignment of Plans and Specifications. The Borrower shall execute and deliver an assignment of plans and specifications prepared by the engineer and architect for the Project, which assignment will be in form and substance satisfactory to the Lender (the “Assignment of Plans”).

4.9	Assignment of Property Management Agreement. The Borrower shall execute and deliver an assignment of its interest under the Property Management Agreement between Borrower and The Grove Student Properties, LLC (the “Property Manager”) for the management of the Project, which assignment shall be in form and substance satisfactory to the Lender and which assignment shall also be signed by the Property Manager (the “Assignment of Property Management Agreement”).
5.	REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:
5.1	Borrower’s Existence. Borrower is and will continue to be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to do business in the State of Missouri; the

Borrower has adequate power, authority and legal right to own and hold the Project; the Borrower is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the ownership, construction and operation of the Project, and is or will be duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the management, operation and control of the Project as an apartment complex; the Borrower has adequate authority, power and legal right to enter into and carry out the provisions of this Loan Agreement and other documents contemplated herein and to consummate the transactions contemplated hereby.

5.2	Litigation. There is no action, suit proceeding or investigation pending, or, to the Borrower’s knowledge, threatened against the Borrower, any of the members of the Borrower, or the Guarantor, which, if adversely determined, would adversely affect the Borrower or the Project or impair the ability of the Borrower to carry on its business substantially as now conducted or contemplated or result in any substantial liability not adequately covered by insurance.

5.3	No Default. The making and performance by the Borrower of this Loan Agreement or the Loan Documents (as defined below) to be executed in connection herewith will not violate any provision or constitute a default under any indenture, agreement or instrument to which the Borrower or the Project is bound or affected.

5.4	Ownership. The Borrower is a single purpose entity, and owns good marketable fee title to the Building Site, and Borrower has or will have good title to all of its other properties and assets, real or personal, tangible or intangible, which are or are to be constructed, owned, installed, or used in connection with the Project, except for those title exceptions reflected on the Lender’s mortgagee’s title insurance policy issued by First American Title Insurance Company (the “Title Insurer”) insuring the first priority status of the Deed of Trust, which are approved by the Lender, and none of such properties or assets is or will be subject to any deed of trust, pledge, security interest, encumbrance, lien or charge of any kind excluding only: (i) liens for property taxes not yet due; (ii) encumbrances in favor of the Lender; (iii) liens associated with isolated pieces of office equipment leased in the ordinary course of business; and (iv) the title exceptions referenced above. Borrower will not engage in any business other than the ownership, construction, operation and maintenance of the Project, and will not own any assets other than the Project and the other property described in the Deed of Trust.

5.5	Financial Statements. The financial statements of the Borrower and the Guarantor and the operating statements for the Project heretofore delivered or to be delivered hereafter to Lender are and will be true and correct in all respects, have been prepared in accordance with generally accepted accounting principles (or in the case of the Borrower and the operating statements for the Project, sound accounting principles) consistently applied, and fully and accurately present or will present the financial condition reflected therein without material change since the dates thereof.

5.6	Full Disclosure. To the Borrower’s knowledge, neither this Loan Agreement, nor any statements or documents referred to herein or delivered by the Borrower pursuant to this Loan Agreement, contain any untrue statement or omits to state a material fact necessary to make the statement herein or therein not misleading.

5.7	Survival of Representations and Warranties. All covenants, representations and warranties made herein and under all documents executed pursuant hereto shall survive the making of the loan hereunder and the delivery of the Note and other instruments executed in connection therewith until complete repayment of the Note and all renewals and modifications thereof, and all other indebtedness of Borrower to Lender under the terms of this Loan Agreement. Each request by Borrower for an advance hereunder shall constitute an affirmation that the foregoing representations and warranties remain true and correct in all material respects as of the date of such request.
6.	CONDITIONS PRECEDENT TO LOAN. The Lender will make advances under the Note, subject to the satisfaction and performance of the following conditions precedent; provided that notwithstanding anything contained herein to the contrary, the Lender will not be obligated to advance any amount in excess of the Loan Commitment. As soon as all of the conditions set forth at Section 6.1 through 6.26 hereof have been satisfied, and so long as no Default has occurred and is continuing, the Lender will advance to the Borrower up to the entire amount of the Loan Commitment from time to time, subject to the terms and conditions of this Loan Agreement, for the purposes and in accordance with the terms set forth in Section 1 hereof. Borrower shall perform the following covenants and deliver or cause to be delivered to the Lender the following items, all of which will be in form and substance satisfactory to Lender, and, where necessary, duly executed and acknowledged, all of which are conditions precedent to any advance under the Loan Commitment.
6.1	Loan Documents. This Loan Agreement, the Note, the Deed of Trust, the Assignment of Rents, the Guaranty Agreement, the Environmental Indemnity, the Building Laws Indemnity, the Financing Statements, the Construction Contract Assignment, the Architectural Agreement Assignment, the Assignment of Plans, the Assignment of Property Management Agreement, the Developer’s Fee Deferral Agreement (as hereafter defined), and all other documents executed pursuant thereto or in connection therewith as might be required by the Lender shall have been duly authorized, issued, executed, and delivered to Lender (all of the foregoing are collectively referred to herein as the “Loan Documents”).

6.2	Authority. A current certificate for the Borrower authorizing the execution and delivery of all of the Loan Documents, as applicable, and all other documents evidencing the due formation, existence and good standing of the Borrower and the authorization of the Borrower to do business in the State of Missouri shall have been delivered to the Lender.

6.3	Guarantor Authority. A current certificate for the Guarantor, authorizing the execution and delivery of all of the Loan Documents to which it is a party and all other documents evidencing the due formation, existence and good standing of the Guarantor shall have been delivered to the Lender.

6.4	Title. A title commitment for a $17,046,682.00 mortgagee’s title insurance policy insuring the first priority status of the Deed of Trust shall have been issued to the Lender by the Title Insurer satisfactory to the Lender reflecting only those title exceptions approved by the Lender and containing survey protection, mechanic’s lien coverage and such endorsements as may be required by the Lender, including but not limited to a comprehensive endorsement, an access endorsement, a variable rate endorsement, a zoning endorsement, a one tax parcel endorsement, a survey endorsement, and the removal of the arbitration provision.

6.5	Liability Insurance. Borrower shall have acquired and will hereafter maintain the following insurance issued by a company and on terms satisfactory to Lender for personal injury, bodily injury, death, accident, and property damages (collectively, the “Liability Insurance”);
a.	Public liability insurance, including commercial general liability insurance;

b.	Owned (if any), hired, and non-owned automobile liability insurance; and

c.	Umbrella liability insurance as necessary.
Liability Insurance shall provide coverage of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in annual aggregate. If any Liability Insurance also covers other location(s) with a shared aggregate limit, the minimum annual aggregate limit stated in the preceding sentence shall be increased by two million dollars ($2,000,000.00). Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including liability assumed under Contracts and Leases), and products and completed operations. Borrower shall have provided Lender with an endorsement evidencing the existence of such Liability Insurance naming the Lender as an additional insured.

6.6	Compliance with Governmental Regulations. Evidence to the satisfaction of Lender that the Project complies in all material respects with all applicable zoning, subdivision, environmental, air quality, flood hazard, fire safety, planning, building and other governmental laws, ordinances, codes, regulations or private use restrictions shall have been delivered to the Lender, including but not limited to, zoning of the Project for use as an apartment complex.

6.7	Environmental Report. At Borrower’s expense, the Lender must have received a Phase I Environmental Report (the “Environmental Report”) covering the Building Site reflecting environmental conditions satisfactory to the Lender.

6.8	Zoning. The Lender shall have received written evidence that the Building Site has been properly zoned for use as an apartment complex.

6.9	Survey. At Borrower’s expense, an ALTA survey of the Project prepared by a licensed civil engineer or a surveyor certified to and approved by the Lender shall have been delivered to Lender, which survey shall be prepared in compliance with the requirements of the Lender, and which shall be acceptable to the Lender.

6.10	Financial Statements. The current financial statements of the Borrower and the Guarantor shall have been delivered to and approved by Lender.

6.11	Opinion of Borrower’s Counsel. An opinion from Borrower’s counsel in form and substance reasonably satisfactory to Lender shall have been delivered to Lender, which opinion shall include, but not be limited to, opinions as to the due formation, existence and good standing of the Borrower, the authority of the Borrower to do business in the State of Missouri, the due formation, existence and good standing of the Guarantor, the due authorization of the Borrower to execute all of the Loan Documents, the due authorization of the Guarantor to execute all of the Loan Documents, as applicable, and the validity and enforceability of the Deed of Trust and Assignment of Rents.

6.12	Origination Fee. The Borrower shall have paid the origination fee as set forth in Section 13.1 hereof.

6.13	Borrower’s Cash Equity. The Borrower shall have provided Lender with documentation satisfactory to Lender evidencing the Borrower’s payment in cash of at least $3,766,471.00 for the costs of construction of the Improvements as determined by the Lender.

6.14	Building Site Equity. The Borrower shall have provided Lender with documentation satisfactory to Lender evidencing an equity valuation for the Building Site of $3,539,250.00.

6.15	Appraisal. At Borrower’s expense, Lender shall employ an MAI appraiser to perform an “as stabilized” appraisal of the Project and Lender shall have received such “as stabilized” appraisal in form and substance satisfactory to Lender and reflecting a Project value satisfactory to Lender.

6.16	Site Inspections. The Building Site shall have been inspected and approved by the Lender.

6.17	Builders Risk Insurance. The Borrower or the General Contractor shall have acquired builders risk insurance issued by a company and on terms reasonably satisfactory to the Lender, and Borrower shall have delivered to Lender an endorsement evidencing such coverage and naming the Lender as a loss payee.

6.18	Building Permit. The Borrower shall have obtained a land disturbance permit and the approvals necessary to pull the building permits for the development and construction of the Improvements and delivered copies of the same to the Lender.

6.19	Soil Testing. A soil test report, the results of which shall have been delivered to and approved by Lender and Lender’s inspector, Norton & Schmidt Consulting Engineers, LLC (the “Inspector”), from Borrower’s engineer stating that the foundations and structural members of the Improvements have been adequately designed considering soil conditions at the Project (the “Soil Report”).

6.20	Construction and Architect Contracts. Copies of the Borrower’s construction contract and the architectural contract, both of which are either in a fixed price or guaranteed maximum price amount not greater than that reflected on the Construction Budget relating to the Project, shall have been delivered to the Lender and shall have been approved by the Lender and Inspector, and Borrower and the General Contractor shall have executed and delivered the Construction Contract Assignment to Lender and Borrower and the Architect shall have executed and delivered the Architectural Agreement Assignment to Lender.

6.21	Inspector. An agreement between the Lender and the Inspector shall have been executed and delivered to the Lender, and the Borrower agrees to pay monthly billings from the Inspector for inspection services pursuant to the terms thereof. Notwithstanding (a) the Borrower’s payment of monthly billings issued by the Inspector for inspection services, and/or (b) any prior written or verbal statements to the contrary, Borrower acknowledges and agrees that (i) the services provided by the Inspector are solely for the benefit of the Lender in connection with the Lender’s administration of the loan contemplated hereby; and (ii) the Inspector shall owe no duty, contractual or otherwise, to Borrower in connection with the services provided by the Inspector to Lender.

6.22	Plans and Specifications. Complete copies of the final plans and specifications relating to the Project signed by the General Contractor (the “Plans and Specifications”) which will be assigned to Lender as additional security shall have been delivered to and approved by the Lender and the Inspector, and the Borrower shall have executed and delivered to Lender the Assignment of Plans and Specifications. The Plans and Specifications may be changed at any time without Lender’s consent if such changes do not result in an increase in the Construction Budget or the Borrower’s construction contract with the General Contractor; provided that if such changes will result in such increase, the Borrower must obtain Lender’s prior written consent which consent may be conditioned on the deposit of cash in a restricted account in the amount of such increase.

6.23	Construction Budget. The Construction Budget for the Project attached at Exhibit “B” hereto shall have been approved by the Lender and Inspector (the “Construction Budget”). All advances requested by the Borrower and made by the Lender under the Note relating to construction of the Improvements shall only be for up to the itemized amounts as set forth on the Construction Budget, provided that the Borrower may amend the Construction Budget if (a) the Borrower gives the Lender written notice thereof, (b) the total amount of the Construction Budget and the

Borrower’s construction contract with the General Contractor will not be increased, and (c) the amount of the Loan Commitment will not be increased.

6.24	Payment and Performance Bonds. The Borrower shall have provided Lender with payment and performance bonds issued by insurance companies satisfactory to the Lender having an AM Best rating of “A, Class VII” or higher for the site work contractor and for each subcontractor who will perform work in an amount which exceeds 10% of the Construction Budget, all of which bonds shall include a rider which names the Lender as a dual obligee without a “savings” clause or similar “conditions precedent” clause. Borrower agrees to comply with all terms, conditions and covenants contained in such bonds.

6.25	Lien Waiver. The General Contractor shall have executed, prior to the commencement of construction of the Improvements, a lien waiver covering the Project in favor of the Borrower and the Lender.

6.26	Advance Conditions. Prior to the funding of any advance under the Loan Commitment, all of the conditions and requirements as set forth in Section 9 hereof must also be satisfied and performed.
7.	COVENANTS. Until payment in full of the Note and all renewals and modifications thereof, and performance of all obligations owing to Lender under this Loan Agreement and the Loan Documents, unless the Lender shall otherwise consent in writing, the Borrower hereby covenants and agrees as follows:
7.1	Performance of Obligations. The Borrower will promptly and punctually perform all of the obligations hereunder and under the Loan Documents, and under all other instruments executed or delivered pursuant thereto, and under the material terms of any other contract or agreement entered into by the Borrower in connection with the completion of the Improvements.

7.2	Information. The Borrower will promptly furnish to the Lender all requested information concerning the Project and the financial status of the Borrower and shall furnish on request updated budgets and disbursement schedules relating to the Project. Beginning with the quarter ending December 31, 2011, and quarterly thereafter, the Borrower will provide Lender with (i) Borrower’s financial statements within forty-five (45) days following the end of each calendar quarter for the immediately preceding calendar quarter; and (ii) a quarterly rent roll for the Project within fifteen (15) days following the end of each calendar quarter for the immediately preceding calendar quarter. Beginning with the calendar year ending December 31, 2011, and every year thereafter, the Borrower will provide the Lender with Borrower’s annual financial statements within ninety (90) days after the end of each calendar year. All financial statements to be provided by the Borrower must consist of at least a balance sheet, income statement, and such other statements as may be reasonably required by Lender. The Guarantor will provide the Lender with quarterly financial statements for the Guarantor, within forty-five (45) days after the close of each of the first three calendar quarters for the immediately preceding calendar quarter and annual statements within ninety (90) days after the close of each calendar year for the immediately preceding calendar year. The Borrower and the Guarantor will provide the Lender with copies of the Borrower’s and the Guarantor’s annual filed tax returns for each year on or before October 31 of each year; it being acknowledged that a copy of the quarterly financials and annual audit report filed by the Guarantor with the Securities and Exchange Commission will satisfy the foregoing requirements.

7.3	Litigation. The Borrower will promptly furnish to the Lender written notice of any litigation in which the Borrower is involved and litigation affecting the Project, the Building Site or relating to the Improvements.

7.4	Construction Standards. The Borrower will construct the Improvements in substantial compliance with the Plans and Specifications as determined by Lender and Inspector, and in compliance with applicable ordinances, building codes, zoning regulations and other governmental requirements, including but not limited to the Americans With Disabilities Act, and free from encroachment upon building lines, easements and property lines.

7.5	No Liens or Indebtedness. The Borrower shall not incur any indebtedness, or create, assume or suffer to exist any deed of trust, mortgage, pledge, lien, charge or encumbrance on the Project, excluding only indebtedness and encumbrances in favor of the Lender, tenant leases, utility easements that are non-blanket in nature and are necessary in conjunction with the development of the Project and which will not encroach on any of the buildings to be located on the Project, and trade payables incurred in the ordinary course of business.

7.6	Use of Loan Proceeds. The Borrower shall not permit any funds advanced to the Borrower under this Loan Agreement to be used for any purpose other than the purposes set forth in Section 1 hereof.

7.7	Estoppel Certificates. On request by Lender, either verbally or in writing, Borrower shall furnish promptly a written statement or affidavit, in such form as shall be satisfactory to Lender, stating the unpaid balance of the Note and that there are no offsets or defenses against full payment of the Note, or if there are such offsets and defenses, specifying the same.

7.8	Guarantor Covenants. Until such time as the Borrower provides the Lender with certificates of occupancy for all eleven (11) buildings to be located on the Project (the “Global Covenant Expiration Date”), the Guarantor agrees to comply with all of the Guarantor’s financial covenants, borrowing base covenants, and maximum permitted investment covenants as agreed to with Citibank, N.A. (the “Citibank Covenants”) under a certain Credit Agreement dated October 19, 2010, as the same may be amended from time to time (the “Credit Agreement”), which Citibank Covenants are set forth in a certain Borrowing Base Certificate dated November 12, 2010, attached as Exhibit “C” hereto (the “Citibank Certificate”). At all times after the Lender has been provided with certificates of occupancy for all eleven (11)

buildings located on the Project, the Guarantor agrees to comply with the following financial covenants as set forth in the Credit Agreement: (a) Maximum Leverage Ratio; (b) Maximum Secured Recourse Debt Ratio; (c) Minimum Fixed Charge Coverage Ratio; (d) Minimum Borrowing Base Debt Service Coverage Ratio; and (e) Minimum Weighted Average Occupancy of Borrowing Base Assets (the “BOK/Citibank Covenants”). All of such Citibank Covenants referenced in the Citibank Certificate are hereby incorporated herein by reference and the Guarantor agrees with the Lender to comply with all of such Citibank Covenants, as they may be amended from time to time until the Global Covenant Expiration Date, and thereafter Guarantor agrees with the Lender to comply with all of the BOK/Citibank Covenants. All terms used in the Citibank Certificate that are defined in the Credit Agreement will have the same meaning herein. The Guarantor will also provide the Lender with a compliance certificate evidencing the calculation of the Citibank Covenants and the BOK/Citibank Covenants, as applicable, at the same time and for the same periods that Guarantor is required to provide the same to Citibank, N.A. pursuant to the reporting requirements under the Credit Agreement.

7.9	Debt Service Coverage Ratio. Commencing with the calendar quarter ending March 31, 2013, and tested as of the last day of every third month thereafter for the three-month period ending on such date, a Debt Service Coverage Ratio of at least 1.20 to 1.00 will be maintained during the term of the Note and all renewals and modifications thereof. For purposes of Sections 7.9 and 7.10 hereof only, the term “Debt Service Coverage Ratio” means the ratio of (i) the Borrower’s net operating income for the Project for the three-month period ending on the testing date (with expenses being adjusted to reflect a three months’ proration of the annual expenses for real estate taxes and insurance) divided by (ii) the total of all the Borrower’s debt service payable by the Borrower to the Lender during such three month period ending on the testing date.

7.10	Compliance Certificates; Default and Remedies. The Borrower will provide the Lender with Compliance Certificates commencing on April 30, 2013 and on the 30th day of every third month thereafter reflecting the computation of the Debt Service Coverage Ratio as of the last day of the immediately preceding calendar quarter (the “Compliance Certificates”). If any of the Compliance Certificates reflect a Debt Service Coverage Ratio of less than 1.20 to 1.00, the Borrower will be required to either deposit cash with the Lender (the “Cash Deposit”) within three (3) business days or provide a standby letter of credit for the benefit of the Lender (the “Collateral Letter of Credit”) within fifteen (15) business days after the date of such Compliance Certificate, which Cash Deposit or Collateral Letter of Credit will be in an amount that results in a Debt Service Coverage Ratio of at least 1.20 to 1.00, which amount for purposes of the Debt Service Coverage Ratio calculation will be deemed to be additional net operating income. If a Cash Deposit is made, such Cash Deposit will be made into a restricted deposit account with the Lender, and the Borrower will execute a Security Agreement covering such Cash Deposit as additional collateral to secure payment of the indebtedness evidenced by the Note, all renewals and modifications thereof, interest thereon and expenses of collection thereof. If a

Collateral Letter of Credit is provided, such Collateral Letter of Credit must be provided by a financial institution and be on terms satisfactory to the Lender, which terms will include but not be limited to an expiration date thirty (30) days after the Maturity Date, with annual automatic extensions until a final expiration of thirty (30) days after the First Extended Maturity Date, and drafts to be paid based only on Lender’s signed statement that Lender is entitled to draw. After the initial Cash Deposit or Collateral Letter of Credit is provided, the required amounts thereof will either be reduced and released, amended or increased from time to time thereafter as necessary to provide a Debt Service Coverage Ratio of at least 1.20 to 1.00.

7.11	Completion of Construction. The Borrower will complete construction of at least eight (8) of the ten (10) residential apartment buildings contained within the Project in accordance with the Construction Budget and the Plans and Specifications, and shall have obtained certificates of occupancy for such eight (8) buildings on or before September 15, 2011, subject to reasonable delays caused by any force majeure event.

7.12	Payment of Taxes And Insurance. All taxes, insurance, assessments and governmental charges or levies imposed on the Borrower or on any of Borrower’s assets, income or profits will be paid prior to the date on which penalties attach thereto. On Lender’s request after a Default has occurred and is continuing hereunder, Borrower will be required to make monthly deposits for real estate taxes, insurance, assessments and similar charges equal to one-twelfth (1/12) of the annual charges estimated by Lender or accumulate authorized funds with Lender to pay such impositions thirty (30) days prior to their due dates, such deposits to be held by Lender in an interest bearing account, with any balance remaining therein being returned to Borrower after the payment in full of all indebtedness owing by Borrower to Lender.

7.13	Books and Records. The Borrower will keep and maintain accurate books and records of accounts in regard to the Project, which will be kept in accordance with sound accounting principles consistently applied.

7.14	Lender’s Access. Borrower will at all reasonable times (after advance notice to Borrower unless a Default exists) and as often as Lender may request, permit any of Lender’s officers and employees, and any authorized representative of Lender, including but not limited to the Inspector, to visit and inspect Borrower’s offices and the Project, to enter upon the Building Site, the Improvements during and after construction, and the Project, to inspect the construction progress of the Improvements and all materials to be used in connection with the Improvements, to examine and make copies of, or take extracts from, Borrower’s books of account, records or other papers relating to the Project, and to be advised of the business, operation and financial affairs of the Project by appropriate representatives of the Borrower.

7.15	Membership List. Commencing on the date hereof and annually hereafter or otherwise as requested by Lender, the Borrower will provide Lender with a current, complete, certified list of the names and addresses of all members of the Borrower.

7.16	Membership Interests. The Borrower will not issue any new membership interests to any parties other than the current members of the Borrower unless the Lender has consented to such issuance in writing. Except as expressly permitted in the Deed of Trust, the current members of the Borrower will not transfer any of their membership interests in the Borrower unless the Lender has consented to such transfer in writing.

7.17	Post Completion Survey. Promptly after completion of the construction of all of the foundations of the Improvements, the Borrower shall furnish to the Lender, in form and substance acceptable to the Lender, a survey of the Project showing the location of such foundations and all easements on and appurtenant to the Project in addition to those items which were required by the Lender to be shown in the initial survey.

7.18	Soil Report. The Borrower will comply with all recommendations contained in the Soil Report with respect to the construction of the Improvements.

7.19	Bank Accounts. So long as any indebtedness is owing by Borrower to Lender, the Borrower’s bank account related to the Improvements will be maintained with the Lender.

7.20	No Distributions. After the occurrence and continuation of a Default, the Borrower will not make any distributions to any of its members without the prior written consent of the Lender.

7.21	Development Fee Deferral. The Borrower and Campus Crest Development, LLC (the “Developer”) shall execute and deliver to the Lender an agreement which provides for a deferral of $250,000.00 of Developer’s development fee related to the Project until such time as construction of all of the Improvements is completed to the Lender’s satisfaction and Borrower has provided Lender with copies of the Certificates of Occupancy for each of the eleven (11) buildings constructed on the Project (the “Developer’s Fee Deferral Agreement”).

7.22	Single Asset Entity. The Borrower agrees that Borrower will not own any property other than the Project and personal property associated therewith and will not engage in any other business other than the ownership, construction and operation of the Project.

7.23	Insurance. The Borrower will maintain or cause to be maintained at all times the insurance coverage required by the provisions of Section 6.5 hereof and this Section 7.23.
7.23.1	Special Perils Insurance. Promptly after substantial completion of the Project and before the expiration of the builders risk coverage at the Project, Borrower will acquire and will thereafter maintain property insurance issued by an insurance company and on terms satisfactory to the Lender against all risks of loss to the Project customarily covered by “All Risk” or “Special Perils Form” policies as available in the insurance market (the “Special Perils Insurance”). Special Perils Insurance shall cover at least the following perils: building collapse, fire, flood, tornado, impact of vehicles and aircraft, lightning, malicious mischief, mudslide, subsidence, vandalism, water damage, and windstorm. Each Special Perils Insurance policy shall cover:
a.	The additional expense of demolition and increased cost of construction including increased cost from any changes in laws on restoration, all of which shall have a $1,000,000.00 limit;

b.	At least one hundred percent (100%) of the replacement value of the Improvements located on the Project; and

c.	All tenant improvements and betterments that any of the leases on the Project require the Borrower to insure (the “Insured Leasehold Property”).

d.	Any Special Perils Insurance policy shall contain an agreed amount endorsement or a coinsurance waiver and replacement cost value endorsement without reduction for depreciation. Such Special Perils Insurance will also cover damage caused by acts of terrorists.
7.23.2	Flood Insurance. If any of the Improvements located on the Project are located in an area designated as “flood prone” or a “special flood hazard area” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, 42 U.S.C. §4001 et seq., Borrower shall acquire as soon as it is available and thereafter maintain at least the maximum coverage for the Project available under the federal flood insurance plan (“Flood Insurance”).

7.23.3	Rent Loss Insurance. Upon issuance of the Special Perils Insurance, as an extension to Special Perils Insurance and Flood Insurance, Borrower shall acquire and will thereafter maintain rental loss insurance on an “actual loss sustained” basis (“Rental Loss Insurance”). (“Property Insurance” means all insurance the previous sentence mentions.) Borrower shall maintain Rental Loss Insurance equal to at least twelve (12) months of Borrower’s actual gross rentals, including percentage rent, escalations, and all other recurring sums payable by tenants under leases covering the Project or otherwise derived from Borrower’s operation of the Project. In addition, Rental Loss Insurance shall be endorsed to include an extended period of indemnity of 90 days, as Lender shall require from time to time.

7.23.4	Statutory Employees’ InsuranceU. Promptly after completion of the Project and prior to Borrower’s employment of any employees, Borrower shall acquire and will thereafter maintain workers’ compensation and disability insurance as required by law (“Statutory Employees’ Insurance”).

7.23.5	Documentation. For all Property Insurance, Borrower shall cause Lender to be named as “Lender Loss Payee” or “Mortgagee” on a standard mortgagee endorsement (or its equivalent) naming Lender or its designee as the party to receive insurance proceeds. Borrower shall provide such additional evidence of Lender’s interest under insurance required to be provided under this Loan Agreement as Lender shall reasonably require from time to time, including the following (the “Evidence of Insurance”):
a.	Endorsements for all Property Insurance and Builder’s Risk Insurance reflecting the Lender as a loss payee and mortgagee.

b.	Borrower shall deliver to Lender, promptly upon issuance, copies of the insurance policies (or Evidence of Insurance) for all insurance required to be provided by Borrower or the General Contractor under this Loan Agreement, together with all endorsements required hereunder, certified as true and complete by the carrier or its authorized representative. Borrower shall deliver evidence of renewal of all insurance policies in compliance with the Loan Documents within ten (10) days after receipt thereof.

c.	If at any time Lender has not received satisfactory written evidence that Borrower maintains and has paid for all insurance required to be provided by Borrower or the General Contractor under this Loan Agreement, then without limiting Lender’s remedies, Lender may (but shall have absolutely no obligation to) force place any such insurance or take such other actions as Lender shall deem appropriate to protect its interests. Lender’s costs of doing so shall constitute loans to the Borrower, all of which Borrower agrees will be secured by the Loan Documents.

d.	Borrower may provide any insurance required to be provided hereunder under a blanket policy or policies covering the Project and other property and assets, provided that:
i.	The blanket policy otherwise meets all requirements for insurance as set forth herein, and, except in the case of Liability Insurance, specifies how much coverage, and which sublimits, apply exclusively to the Project; and

ii.	The amount allocated to the Project equals or exceeds the required coverages hereunder.
8.	MECHANIC’S LIENS. Borrower and Guarantor hereby jointly and severally agree to indemnify and hold harmless the Lender from and against any and all loss, liability, claims, demands, debts, damages, actions, causes of actions, lawsuits, expenses, attorneys’ fees, and costs of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, for indemnity or contribution, at law or in equity, which any person or party (the “Claimant”) now has or may hereafter have against the Lender for or by reason of any mechanic’s or materialman’s lien which relates to or arises out of work performed or services provided to or equipment, materials or supplies being provided to the Project.

9.	ADMINISTRATION OF LOAN. Lender shall make disbursements under the Note to fund the itemized amounts set forth in the Construction Budget and for the other purposes set forth in Section 1 hereof, subject to the following conditions in addition to those conditions set forth in Section 6 hereof and the subsections thereunder.
9.1	Purpose. The amounts to be disbursed under the Note shall be used only for the purposes set forth in Section 1 hereof.

9.2	Request for Advance. For each advance under the Loan Commitment, the Borrower shall deliver to Lender, an AIA G702 and G703 form of Request for Advance (the “Request for Advance”), and stating the amount of disbursement requested, at least five (5) business days before the requested date of disbursement. Each Request for Advance shall be approved, signed and notarized by the Borrower and the General Contractor, and shall be accompanied by billing statements, vouchers, invoices, lien waivers and such other documents as required by Lender and the Inspector. Each Request for Advance will expressly warrant that the work for which the advance is requested is for actual costs incurred for the construction of the Improvements as set forth in the Construction Budget, provided that any request for payment of all or any portion of a “contingency” item in the Construction Budget will not be funded without the Lender’s prior written approval, it being understood that the advance by Lender of any portion of a “contingency” item in the Construction Budget pursuant to a Request for Advance shall constitute Lender’s prior written approval for purposes hereof. Each Request for Advance shall constitute an affirmation that all representations and warranties made by Borrower remain true and correct as of the date of such Request for Advance.

9.3	Conditions. The following conditions must be satisfied before the Lender will be obligated to fund a Request for Advance:
9.3.1	proof, satisfactory to the Lender and the Inspector, that all invoices for labor and materials have been paid, except those contained in the current Request for Advance;

9.3.2	lien waivers from all payees under previous Requests for Advances;

9.3.3	a monthly inspection report signed by the General Contractor and the Inspector, which shall specify the estimated percentage of completion of the Improvements, together with detailed comments on the specific work performed since the date of the last report rendered to the Lender, and which will certify that all work previously performed in connection with the Improvements has been completed in substantial accordance with the Plans and Specifications and that all subcontractors who have provided materials and/or labor in connection therewith have been paid in full or will be paid in full with the loan proceeds advanced pursuant to any outstanding Request for Advance, subject to any applicable retainage;

9.3.4	an endorsement to the Lender’s mortgagee’s title insurance policy, extending the effective date of the policy to the date of the endorsement, showing no liens of record or additional encumbrances not acceptable to Lender that were not previously shown on the policy, and increasing the effective amount of the coverage to the total amount outstanding under the Note;

9.3.5	a foundation survey shall have been delivered within a reasonable time after completion of the foundations before any advances will be made for work above the footings stage, which foundation survey must show all construction to be within the property lines and disclosing no encroachments or violations of setback or other restrictions, and disclosing no easements within the foundation;

9.3.6	verification that the actual Project costs do not exceed the budgeted costs on an itemized basis as shown in the Construction Budget subject to Section 6.23, and such other itemization and information with respect to such costs as may be requested by Lender;

9.3.7	if requested by Lender, a schedule, satisfactory to the Lender and the Inspector, of the estimated amount and time of disbursements of the cash advances to be made hereunder; and

9.3.8	if requested by the Lender, evidence, satisfactory to Lender, that Borrower has sufficient financial resources to complete the Improvements to any extent by which the costs shall exceed the unadvanced portion of the Note.
All of the above information shall be obtained and submitted to the Lender at the Borrower’s expense.

9.4	Inspection. Lender may, at Lender’s option, cause the Project to be inspected by the Inspector or other representative of the Lender, at Borrower’s expense, before making any advance for a reasonable time prior to making such advance, and the Lender shall not be required to make any advance until such inspection has been made.

9.5	Disbursements. The Lender shall, on the date the requested advance is to be made or as soon thereafter as all conditions precedent to such advance have been satisfactorily met, deposit such advance in the Borrower’s special account with the Lender into which all advances hereunder may be deposited, and against which only checks shall be drawn for payment of the approved costs of the Improvements and other costs incidental thereto and approved herein, or, at the discretion of the Lender, such advance may be made by delivering checks to approved payees whose invoices are entitled to be paid from the proceeds of the advance. Advances under the Note shall not be made more often than twice monthly and advances under the Note may, at the option of the Lender, be recorded on the Note and/or by deposits to the foregoing account, and such records shall be conclusive evidence of all advances made under the Note. Notwithstanding the foregoing disbursement procedure, the Lender may, at its discretion, make all disbursements to a title company escrow account, and such title company will draw checks on such account for payment of the items approved by the Lender. Any expense incurred because of the disbursement through a controlled title company escrow account shall be paid by the Borrower.

9.6	Retainage. An amount equal to 10% of that portion of each requested disbursement which is payable to the General Contractor or any subcontractor for work performed on construction of the Improvements or materials delivered to the Building Site, shall be retained by the Lender (herein called the “Retainage”); provided, however, Lender shall withhold Retainage only to the extent the Borrower has withheld retainage. The Retainage shall be disbursed by the Lender to the Borrower upon the expiration of thirty (30) days after the completion of the Improvements in accordance with the plans and specifications as certified by the Lender’s Inspector, provided:
9.6.1	a Request for Advance shall have been submitted with respect to the Retainage;

9.6.2	all governmental requirements shall have been satisfied, and a certificate of occupancy and other certificates evidencing completion of the Improvements shall have been issued, if appropriate;

9.6.3	final endorsements to the Lender’s title insurance policy shall have been issued without reflecting any liens or encumbrances as exceptions to coverage, and which provides affirmative coverage against liens;

9.6.4	the representations and warranties made in this Loan Agreement shall be true and correct on the date of disbursement of the Retainage;

9.6.5	there shall be no Default (as defined below) under this Loan Agreement or any of the Loan Documents, and all other conditions enumerated in this Loan Agreement shall have been strictly satisfied.
9.7	Termination of Advances. Advances shall not be made under the Note if: (i) any of the Loan Documents cease to be in full force and effect or are revoked; (ii) loan funds available are not equal to or greater than the remaining cost to complete construction of the Project; (iii) a Default exists under the terms of this Loan Agreement or any of the Loan Documents; or (iv) all of the conditions set forth in Sections 6.21 through 6.26 have not been satisfied or performed.
10.	ANTI-MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLSU.
10.1	Compliance with International Trade Control Laws and OFAC RegulationsU. Borrower represents, warrants and covenants to Lender that:

10.1.1	Borrower is not now nor shall the Borrower be at any time until after the Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury of the United States of America (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise;

10.1.2	No member of the Borrower and, to the Borrower’s knowledge, no person who owns a direct or indirect interest in the Borrower is now nor shall be at any time until after the Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
10.2	Borrower’s Funds. Borrower represents, warrants and covenants to Lender that:
10.2.1	The Borrower has taken, and shall continue to take until after the Note, and all renewals and modifications thereof, is fully repaid, such measures as are required by law to verify that the funds invested in the Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated;

10.2.2	Neither the Borrower, nor any member of the Borrower, nor, to the Borrower’s knowledge, any holder of a direct or indirect interest in the Borrower nor any person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any state or federal anti-money laundering laws; (b) has been assessed civil or criminal penalties under any state or federal anti-money laundering laws; or (c) has had any of its/his/her funds seized or forfeited in any action under any state or federal anti-money laundering laws;

10.2.3	Borrower shall make payments on the loan evidenced by the Loan Documents using funds invested in Borrower, operating revenues or insurance proceeds unless otherwise agreed to by Lender;

10.2.4	As of the initial funding of the loan and at all times during the term of the Note, all operating revenues are and will be derived from lawful business activities of Borrower or other permissible sources under U.S. law; and

10.2.5	On the Maturity Date, the Borrower will take reasonable steps to verify that funds used to repay the loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.
11.	DEFAULT. Each of the following shall constitute a default hereunder and under each of the Loan Documents (“Default”):
11.1	Nonpayment of Note. Failure to make payment of any interest on or principal of the Note or any renewals or modifications thereof within five (5) days after the due date thereof; or

11.2	Other Nonpayment. Failure to make payment of any other amount payable under the terms of this Loan Agreement or any of the Loan Documents within five (5) days after the due date thereof; or

11.3	Breach of Covenants. Breach by the Borrower or the Guarantor in the performance or observance of any covenant made under this Loan Agreement or any of the Loan Documents, or under the terms of any other instrument delivered to Lender in connection with this Loan Agreement; provided that with respect to any of the Borrower’s covenants which are non-monetary in nature, the Borrower will have forty-five (45) days to cure the breach of such covenant after written notice thereof is given by the Lender to the Borrower before such occurrence will constitute a Default hereunder (except with respect to a breach of the covenants set forth at Sections 7.8, 7.9, 7.10 and 7.11 hereof for which no additional cure period is provided other than those set forth in the Credit Agreement and in Section 7.10, as applicable), and with respect to any of the Guarantor’s Citibank Covenants the Guarantor will be entitled to the same notice and cure provisions, if any, as are provided to the Guarantor under the Credit Agreement; or

11.4	Creation of Liens. The creation or enforcement of any lien, deed of trust, pledge, security interest, encumbrances or other lien (including a lien of attachment, judgment or execution) securing a charge or obligation affecting any or all of the Project other than encumbrances in favor of the Lender, and except with respect to materialmen’s liens which have been duly discharged by the Borrower within thirty (30) days after the filing thereof; or

11.5	Ownership. The assignment, sale, transfer, encumbrance or conveyance of all or any portion of the Project without the prior written consent of Lender, or if the ownership or control of the Project becomes vested in a person or entity other than the Borrower without the prior written consent of Lender, or if any of the membership interests in the Borrower are conveyed to a third party who is not a member of the Borrower as of the date hereof; provided that any transfers of a direct or indirect interest in Campus Crest Properties, LLC (“CCP”) will not constitute a prohibited transfer hereunder so long as (a) CCP continues to be the Manager of the Borrower and continues to have an ownership interest in the Borrower and (b) Campus Crest Communities Operating Partnership, LP continues to be the indirect owner of at least 51% of the membership interest in CCP; or

11.6	Liquidation, Merger or Disposition of Assets. The liquidation, dissolution or entering into any consolidation, merger, partnership, joint venture, syndicate, pool, operating agreement, or other combination, or conveyance, sale, assignment or lease of any part of the assets or business of the Borrower (except for the lease of space in the Project in the ordinary course of Borrower’s business); or

11.7	Judgment. Entry by any court of final judgment (and the expiration of all appeals) against the Borrower or the Guarantor in excess of U.S. $100,000.00, or an attachment of any property of the Borrower or the Guarantor which is not discharged to the satisfaction of Lender within thirty (30) days thereof; or

11.8	Casualty Loss; Condemnation. Substantial damage or destruction by casualty or taking by rights of eminent domain of all or any substantial portion of the Project so as to materially affect the Borrower’s ability to perform the Borrower’s obligations under the Loan Documents if the Borrower is not entitled to use insurance or condemnation proceeds to restore and rebuild the Project pursuant to the provisions of Section 2.8(c) or Section 2.9(c), as applicable, of the Deed of Trust; or

11.9	Variance from Plans and Specifications. Subject to the terms of Section 6.22, any changes in the Plans and Specifications without the Lender’s prior written consent; or

11.10	Work Stoppage. The abandonment or cessation of the work on the Project for a period of ten (10) consecutive days, unless such cessation is a result of a force majeure event; or

11.11	Bankruptcy. The occurrence of any of the following events: (i) the institution of bankruptcy, reorganization, liquidation or receivership proceedings by the Borrower or the Guarantor; or (ii) the institution of involuntary bankruptcy, reorganization, liquidation or receivership proceedings against the Borrower or the Guarantor, provided that any such involuntary proceeding resulting in a Default may be cured if dismissed or discharged within sixty (60) days after the filing thereof; or (iii) the making of any assignment for the benefit of creditors by or against the Borrower or the Guarantor; or (iv) if the Borrower or the Guarantor becomes insolvent; or (v) any admission by the Borrower or the Guarantor of its or their inability to pay its or their debts as such debts mature; or

11.12	Termination of Existence. The Borrower ceases to be a validly existing Delaware limited liability company authorized to do business in the State of Missouri; or

11.13	Governmental Requirements. Failure to comply with any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that the Improvements or the construction thereof, or the Project or the operation thereof is in material violation of any federal, state or local law, ordinance, rule or regulation within sixty (60) days after the issuance thereof; or

11.14	Representations. Any representation, warranty, statement, certificate, schedule or report made or furnished to the Lender by the Borrower under any of the Loan Documents or otherwise proves to be false or erroneous in any material respect at the time of the making thereof; or

11.15	Loan Documents. Any of the Loan Documents cease to be valid, legally binding or enforceable; or

11.16	Revocation of Loan Documents. The revocation or termination by the Borrower or the Guarantor of any of the Loan Documents; or

11.17	Material Adverse Change. The occurrence of a material adverse change in the financial condition or business operation of the Borrower or the value of the Project; or

11.18	Termination Notice. The receipt by the Lender of a notice sent by the Borrower pursuant to Section 443.055(6) of the Missouri Statutes whereby the Borrower terminates the operation of the Deed of Trust as security for future advances; or

11.19	Debt Service Coverage Default. Borrower’s failure to provide the Cash Deposit within three (3) business days or the Letter of Credit within fifteen (15) business days after the date of any Compliance Certificate which reflects a Debt Service Coverage Ratio of less 1.20 to 1.00; or

11.20	Developer’s Fee. A breach by the Borrower or Campus Crest Development, LLC of the Developer’s Fee Deferral Agreement.
12.	REMEDIES. On the occurrence of a Default, as defined in Section 11 of this Loan Agreement, the Lender may, at its option:
12.1	Acceleration of Note. Terminate making advances under the Note, and declare the Note or any renewals or modifications thereof to be immediately due and payable whereupon the Note or any renewals or modifications thereof shall become forthwith due and payable without presentment, demand, protest or notice of any kind, and the Lender shall be entitled to draw on the Collateral Letter of Credit, and proceed simultaneously or selectively and successively to enforce its rights under the Note, the Deed of Trust, the Assignment of Rents, this Loan Agreement, and any or all of the Loan Documents, and any of the instruments executed pursuant to the terms thereof, or in connection therewith to evidence or secure the obligations of the Borrower, and all renewals and modifications thereof. Nothing contained herein shall limit Lender’s rights and remedies available under applicable law.

12.2	Selective Enforcement. In the event the Lender shall elect to selectively and successively enforce its rights under any of the Loan Documents, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Note until such time as the Lender shall have been paid in full all sums advanced under the Note. The foreclosure of any lien provided pursuant to the terms of the Loan Documents without the simultaneous foreclosure of all such liens shall not merge the liens granted which are not foreclosed with any interest which the Lender might obtain as a result of such selective and successive foreclosure.

12.3	Completion by Lender. Subject to applicable law, the Lender shall have the right, but shall not be obligated, to take possession of the Project and proceed to complete the Improvements. In connection therewith, the Borrower hereby appoints the Lender as the Borrower’s true and lawful attorney-in-fact with the full power of substitution (which appointment is coupled with an interest and irrevocable) to complete, or cause to be completed, the Improvements in Borrower’s name and shall empower the Lender as follows: to use any funds of Borrower, including any balance which may be held in escrow and any funds which remain unadvanced under the Note for the purpose of completing the Improvements; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required; to pay, settle or compromise all existing bills and claims which are or may be liens against the Project or any part thereof or may be necessary or desirable for completion of the work or the clearance of title; to execute all applications and certificates in Borrower’s name which may be required by any contract relating to construction of the Project; and to do any and every act with respect to construction of the Project which Borrower may do on its own behalf. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest that cannot be revoked. The Lender, as Borrower’s attorney-in-fact, shall also have the power to prosecute and defend all actions or proceedings in connection with the Improvements on the Building Site and to take such action and require such performance as is deemed necessary. At the time the Lender takes possession of the Project, all proceeds to complete the Improvements, and all materials on or near the Building Site or Improvements shall become the property of the Lender to be used in said completion. The cost of said completion shall become an obligation payable to the Lender by Borrower. The Lender is authorized to add all costs necessary to complete the Improvements to Borrower’s indebtedness owing to the Lender, holding the instruments executed in connection with this loan as security for the payment thereof, irrespective of whether the aggregate amount of such costs and the sums previously advanced hereunder exceed the Loan Commitment.

12.4	Appointment of Receiver. The Lender will be entitled to obtain a Court appointed receiver for the Project without notice to the Borrower or the Guarantor, which notice is hereby waived.
13.	MISCELLANEOUS. It is further agreed as follows:

13.1	Origination Fee. A loan origination fee in the amount of $170,466.82 must be paid by Borrower to Lender contemporaneously with the execution, closing and delivery of this Loan Agreement.

13.2	Expenses. Whether or not advances under this Loan Agreement are actually made, the Borrower agree to pay all fees, expenses and charges in respect to the loan contemplated by this Loan Agreement and the Loan Documents, including, without limiting the generality thereof, the following:
13.2.1	the reasonable fees and expenses of legal counsel employed by the Lender in connection with the negotiation and preparation of the Loan Documents and the closing of this loan;

13.2.2	all expenses incidental to obtaining a first priority Deed of Trust lien on the Project, including but not limited to abstracting costs, title examination fees, title insurance premiums, Deed of Trust taxes, documentary stamp taxes, and closing costs;

13.2.3	survey costs, appraisal costs and costs for environmental reports, soil reports, and structural design reports;

13.2.4	recording and filing fees, UCC search fees and notary fees;

13.2.5	other fees and expenses involved in the closing of this loan;

13.2.6	In addition to the legal fees described at Section 13.2.1, all reasonable attorneys’ fees and expenses payable by the Lender which are incidental to (a) the enforcement or defense of any or all of the Loan Documents or any renewals or modifications thereof, and any instrument executed pursuant thereto; (b) the negotiation and preparation of any renewals or modifications of the Loan Documents; and (c) rendering any advice to the Lender related to the Loan Documents, and any transactions contemplated thereby or related to the enforcement or defense thereof; and
13.3	Late Fees. Except with respect to the final payment due under the Note on its maturity date, to the extent any payment due under the Note or any of the Loan Documents is not paid within ten (10) calendar days after the due date therefor, in addition to any interest or other fees and charges due under the Note or any of the Loan Documents, the Borrower shall pay a late fee equal to 5% of the amount of the payment that was required to have been made.

13.4	Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by a nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested and addressed as listed below or to such other address as the party concerned may substitute by written notice to the other. All notices shall be deemed received on the date of personal delivery, the date of confirmation of receipt of a facsimile transmission, or within three days (excluding Saturdays, Sundays and holidays recognized in the United States) after being mailed:

To the Borrower:	Campus Crest at Columbia, LLC
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28111
Attn: Donnie Bobbitt
Fax: (704) 973-0965

With a copy to:	Dawn Helms Sharff
Bradley Arant Boult Cummings, LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203-2119
Fax: (205) 488-6200
E-mail: dsharff@babc.com

To the Lender:	BOKF, NA dba Bank of Oklahoma
9520 N. May Avenue
Oklahoma City, Oklahoma 73102
Attn: Bryan Geiger
Fax No.: (405) 936-3984

With a copy to:	John W. Funk, Esq. and Justin L. Pybas, Esq.
Conner & Winters, LLP
One Leadership Square
211 N. Robinson, Suite 1700
Oklahoma City, Oklahoma 73102
Fax No.: (405) 232-2695
13.5	Amendment and Waiver. This Loan Agreement and the Loan Documents may not be amended or modified in any way, except by an instrument in writing executed by all of the parties thereto; provided, however, Lender may, in writing: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any Default by the Guarantor or the Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender’s obligations under this Loan Agreement. In the event of a waiver of a Default by Lender, such specific event of Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to the reoccurrence of the same Default or any subsequent or other Default or impair any consequence of such subsequent or other Default.

13.6	Non-Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof. The remedies herein provided are cumulative and not alternative.

13.7	Applicable Law. This Loan Agreement, all of the Loan Documents and all other documents executed pursuant thereto and in connection therewith to evidence or secure the loan contemplated hereby shall be deemed to be a contract made under the laws of the State of Oklahoma and will be governed by Oklahoma law, except for the Deed of Trust and the Assignment of Rents which will be governed by Missouri law. Nothing in this Loan Agreement shall be construed to constitute the Lender as a joint venturer with the Borrower or to constitute a partnership among any of such parties.

13.8	Descriptive Headings. The descriptive headings of the paragraphs of this Loan Agreement are for convenience only and shall not be used in the construction of the terms hereof.

13.9	Integrated Agreement. This Loan Agreement, all of the Loan Documents, and the other loan documents executed pursuant hereto or in connection herewith supercede all prior letters, agreements, term sheets, and understandings among the parties hereto, and constitute the entire agreement between the parties hereto, and there are no agreements, understandings, warranties or representations between the parties regarding the financing of the Project other than those set forth in the Loan Documents.

13.10	Time of Essence. Time is of the essence of this Loan Agreement.

13.11	Binding Effect. This Loan Agreement shall be binding on and inure to the benefit of the parties hereto, and their respective successors, personal representatives, legal representatives and assigns.

13.12	Third Party Beneficiary. Nothing in this Loan Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Loan Agreement.

13.13	Right to Defend. Lender shall have the right, but not the obligation, at Borrower’s expense, to commence, to appear in or to defend any action or proceeding (initiated by a third party against the Borrower) purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of the funds of the loan all necessary expenses, including fees of counsel, if Borrower fails to so commence, appear in or defend any such action or proceedings with counsel satisfactory to Lender.

13.14	Participation. Lender is authorized to sell participation interests in the loan evidenced by this Loan Agreement to other financial institutions; and Borrower agrees that subject to the terms of the agreements of participation, each holder of a participation interest will be entitled to rely on the terms of the Loan Documents executed in connection herewith as if such holder had been named as an original party to the Loan Documents. The Borrower hereby ratifies and authorizes the delivery by the Lender either before or after closing of any and all financial and other information regarding the Borrower and the Guarantor, together with copies of the Loan Documents, to any potential or actual participant.

13.15	Accuracy of Information. This Loan Agreement has been entered into by the Lender based upon the information, data and representations furnished by the Borrower to the Lender, and the Lender’s obligation to close and fund the loan is subject to the continued accuracy of all matters submitted to the Lender herewith. By acceptance hereof, the Borrower warrants to the Lender that all such information, data and representations heretofore and hereafter furnished to the Lender are complete and accurate in all material respects and there is contained therein no untrue statement of a material fact or omission to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made not misleading, and this warranty shall be true at the time the loan is closed and shall survive closing.

13.16	Maximum Legal Rate of Interest. Notwithstanding any other provisions of this Loan Agreement or any of the Loan Documents to the contrary, the total interest charges incurred by the Borrower pursuant to the Note shall not exceed the maximum legal rate of interest under Oklahoma law. If the holder of the Note shall ever be entitled to receive, collect or apply, as interest on the loans, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law, and, in the event any holder of the Note ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note, and if the principal balance is paid in full, any remaining excess shall be forthwith paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted, under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) “spread” the total amount of interest on the Note throughout the entire term of the Note so that the interest rate is uniform throughout the entire term of the Note.

13.17	No Responsibility of Lender. No acceptance or approval (if any) by Lender or anyone acting on Lender’s behalf, of the Improvements or the Project shall in any way be deemed an express or implied warranty or representation or approval by Lender or any one on behalf of Lender, that such Improvements or the Project: (a) are or will be structurally sound, (b) are in good or workmanlike condition, repair or state or maintenance, (c) have any particular use or purpose, or (d) have any particular value, and Borrower and the Guarantor hereby jointly and severally indemnify and hold Lender harmless from any such claims that might be made by any party. Further, notwithstanding any term or provision of the Loan Documents, Lender shall not have any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower. No provision hereof or of any of the other Loan Documents shall be construed or interpreted to create any relationship between Borrower and Lender other than that of debtor and creditor.

13.18	Notice of Title Protection. The Lender is obtaining its own title protection in this transaction, and Borrower should seek competent advice as to whether the Borrower should obtain any additional title protection to protect the Borrower.

13.19	Jurisdiction and Venue. The Borrower hereby submits to the jurisdiction of any state or federal court located in Oklahoma County, Oklahoma, or Boone County, Missouri, as elected by the Lender, in connection with any action or proceeding commenced for the collection, enforcement, or defense of this Loan Agreement, the Note, the Deed of Trust, or any of the other Loan Documents, and hereby waives all objections to venue or any objections based on the theory of non-convenient forum in connection therewith.

13.20	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original instrument, but all of which taken together will constitute one agreement.
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     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first above written.

CAMPUS CREST AT COLUMBIA, LLC, a Delaware limited liability company

By:	CAMPUS CREST PROPERTIES, LLC, a North Carolina limited liability company, Manager and Sole Member

	By:	/s/ Donald L. Bobbitt, Jr. DONALD L. BOBBITT, JR., Manager

(the “Borrower”)

CAMPUS CREST COMMUNITIES, INC., a Maryland corporation

By:	/s/ Donald L. Bobbitt, Jr.

DONALD L. BOBBITT, JR., Chief Financial Officer

(the “Guarantor”)

BOKF, NA dba BANK OF OKLAHOMA

By:	/s/ Bryan G. Geiger

Name:	Bryan G. Geiger

Title:	Sr. Vice President

(the “Lender”)

EXHIBIT “A”
Legal Description

EXHIBIT A
Lot one (1) of The Grove at Columbia, Plat 1, as shown by Plat of The Grove at Columbia, Plat 1 recorded in Plat Book 45 at Page 3 of the Real Estate Records of Boone County, Missouri.

EXHIBIT “B”
The Construction Budget

EXHIBIT “C”
Borrowing Base Certificate

Campus Crest Communities, Inc.
Borrowing Base Certificate

Dated 11/12/2010
Citibank, N.A., as Administrative Agent under the Credit Agreement referred to below
1615 Brett Road
New Castle, Delaware 19720
Attention: Bank Loan Syndications Department
Pursuant to provisions of the Credit Agreement dated as of October 19, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined), among Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Campus Crest Communities, Inc. (the “Parent Guarantor”), the Subsidiary Guarantors party thereto, the Lender Parties thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lenders and such other lender parties and the Arrangers party thereto, the undersigned, the Chief Financial Officer of the Parent Guarantor, hereby certifies and represents and warrants on behalf of the Borrower as follows:
1.	The information contained in this certificate and the information set forth on Schedule I supporting the calculation of the financial covenants is true, complete and correct as of the close of business on September 30, 2010 (the “Calculation Date”) and has been prepared in accordance with the provisions of the Credit Agreement. The calculations below give effect to the making of the Revolving Credit Advance and the issuance of Letters of Credit through September 30, 2010 (collectively, the “Transaction”).

2.	As of the Calculation Date:
(a)	Parent Guarantor Financial Covenants:
(i)	Maximum Leverage Ratio. The Leverage Ratio is .43: 1.00, which is not greater than the maximum Leverage Ratio of 0.60:1.00 required by Section 5.04(a) (i) of the Credit Agreement.

(ii)	Maximum Secured Recourse Debt Ratio. The Secured Recourse Debt Ratio is 0.00%, which is not greater than the maximum Secured Recourse Debt Ratio of 20% required by Section 5.04(a)(ii) of the Credit Agreement.

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(iii)	Minimum Tangible Net Worth. The tangible net worth of the Parent Guarantor and its Subsidiaries is $286,986,000, which is not less than the applicable minimum tangible net worth required by Section 5.04(a)(iii) of the Credit Agreement.

(iv)	Minimum Ratio of Fixed Rate Debt for Borrowed Money and Debt for Borrowed Money Subject to Hedge Agreements to Debt for Borrowed Money. The ratio of fixed rate Debt for Borrowed Money and Debt for Borrowed Money subject to Hedge Agreements to all Debt for Borrowed Money is 71%. which is not less than 66.67% as required by Section 5.04(a)(iv) of the Credit Agreement.

(v)	Maximum Dividend Payout Ratio. The Dividend Payout Ratio is 0.00%, which is equal to or less than the applicable maximum Dividend Payout Ratio required by Section 5.04(a)(v) of the Credit Agreement.

(vi)	Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio is 2.95: 1.00, which is not less than the minimum Fixed Charge Coverage Ratio of 1.50:1.00 as required by Section 5.04(a)(vi) of the Credit Agreement.
(b)	Borrowing Base Covenants
(i)	Maximum Facility Exposure to Borrowing Base Asset Value. The Facility Exposure of $53,333,243 does not exceed the Total Borrowing Base Value of $129,690,000, as required by Section 5.04(b)(i) of the Credit Agreement.

(ii)	Minimum Borrowing Base Debt Service Coverage Ratio. The Borrowing Base Debt Service Coverage Ratio is 3.15: 1.00, which is not less than the minimum Borrowing Base Debt Service Coverage Ratio of 1.50:1.00 as required by Section 5.04(b)(ii) of the Credit Agreement.

(iii)	Minimum Appraised Value. The Appraised Value of the Borrowing Base Assets is $216,150,000, which is not less than $130,000,000 as required by Section 5.04(b)(iii) of the Credit Agreement.

(iv)	Minimum Number of Borrowing Base Assets. The number of Campus Housing Assets comprising the Borrowing Base Assets is 12, which is not fewer than 10 as required by Section 5.04(b)(iv) of the Credit Agreement.

(v)	Maximum Size of Individual Borrowing Base Asset. The individual Borrowing Base Asset with the highest Appraised Value (which is The Grove at San Marcos, whose Appraised Value of $24,350,000) represents 11% of the

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Appraised Value of the Borrowing Base Assets in the aggregate, which does not exceed 15% as required by Section 5.04(b)(v) of the Credit Agreement.

(vi)	Minimum Weighted Average Occupancy of Borrowing Base Assets. The average occupancy of the Borrowing Base Assets, weighted based upon the number of beds comprising each Borrowing Base Asset, is 87%, which is equal to or greater than 80% as required by Section 5.04(b)(vi) of the Credit Agreement.
(c)	Maximum Permitted Investments
(i)	The aggregate amount of Investments in unimproved land and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement but, in such instances, limited solely to non-refundable deposits under such contracts and, to the extent a Loan Party is obligated under any such contract, the amount of such obligation), calculated on the basis of the greater of actual cost or budgeted cost is 0.00% and .17% of Total Asset Value, respectively, and does not exceed 10% and 20%, respectively, of Total Asset Value as required by Section 5.02(f)(iv)(A) of the Credit Agreement.

(ii)	The aggregate amount outstanding, without duplication, of Investments in Joint Ventures of any Loan Party is 4.44% of Total Asset Value and does not exceed 15% of Total Asset Value as required by Section 5.02(f)(iv)(B) of the Credit Agreement.

(iii)	The aggregate amount of Investments permitted under 5.02(f) of the Credit Agreement, other than the items of Investments referred to in clauses (i) and (ii) above is 0.00% of Total Asset Value and does not exceed 10% of Total Asset Value as required by Section 5.02(f)(iv)(C) of the Credit Agreement.

(iv)	The aggregate amount, without duplication, of Investments consisting of the above items (i), (ii), and (iii) is 4.61% of Total Asset Value and does not exceed: (1) 35% of Total Asset Value during the period from the Closing Date through the fiscal quarter of the Parent Guarantor ending on June 30, 2011, (2) 30% of Total Asset Value during the period thereafter ending with the fiscal quarter of the Parent Guarantor ending on June 30, 2012 or (3) 25% of Total Asset Value, at any time thereafter, as applicable and as required by Section 5.02(f)(iv) of the Credit Agreement.

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In each case, with supporting information showing the computations used in determining compliance with such covenants set forth on Schedule I attached hereto.

3.	The Borrowing Base Assets comply with all Borrowing Base Conditions (other than those previously waived: in writing by the Required Lenders).

CAMPUS CREST COMMUNITIES, INC.
By:	/s/ Donald L. Bobbitt, Jr.
	Name:	Donald L. Bobbitt, Jr.
	Title:	Chief Financial Officer

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